UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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ATC Technology Corporation
(Name of Registrant as Specified in its Charter)

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Dear Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of ATC Technology Corporation on Thursday, June 10, 2010, at 8:00 a.m., Eastern Time, at the Sofitel New York, 45 West 44th Street, New York, New York 10036.  Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting you will be asked to elect seven directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.  Your Board of Directors recommends a vote FOR these proposals.  The reasons for the Board’s recommendation, as well as other important information, are contained in the accompanying Proxy Statement.  You are urged to read the Proxy Statement carefully.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow companies to offer their stockholders the option of receiving their proxy materials over the Internet.  We believe these rules not only allow us to provide our stockholders with the information they need but enable us to lower our delivery costs and reduce the environmental impact of delivering hard copy proxy materials to our stockholders.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend.  This year you may vote your shares via a toll-free telephone number or over the Internet.  If you receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Your interest and participation in the affairs of ATC Technology Corporation are greatly appreciated.

Todd R. Peters
President and CEO

April 28, 2010

goATC.com	1400 Opus Place, Suite 600, Downers Grove, IL 60515 ■ P 630.271.8100 ■ F 630.271.9999 ■ www.goATC.com

ATC TECHNOLOGY CORPORATION

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515

_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________________

To the Stockholders of

ATC Technology Corporation:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of ATC Technology Corporation (the “Company”) will be held at the Sofitel New York, 45 West 44th Street, New York, New York 10036 on Thursday, June 10, 2010, at 8:00 a.m., Eastern time, for the purposes of considering and acting upon the following:

1.	election of the seven directors named in the Proxy Statement to hold office until the 2011 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 12, 2010 will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares, your shares will not be voted in the election of directors.

By Order of the Board of Directors,

Joseph Salamunovich
Secretary

Dated:  April 28, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 10, 2010:  Our Proxy Statement and 2009 Annual Report to Stockholders are available at www.proxyvote.com.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE EITHER VOTE YOUR SHARES BY TELEPHONE OR INTERNET (AS DESCRIBED IN THE ENCLOSED MATERIALS) OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

i

ATC TECHNOLOGY CORPORATION

1400 Opus Place, Suite 600
Downers Grove, Illinois 60515

_____________________

PROXY STATEMENT

Annual Meeting of Stockholders
June 10, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ATC Technology Corporation for use at its 2010 Annual Meeting of Stockholders to be held at the Sofitel New York, 45 West 44th Street, New York, New York 10036 on June 10, 2010 at 8:00 a.m., Eastern time, and any adjournment or postponement thereof.

On or about April 28, 2010, ATC Technology Corporation either mailed its proxy materials or provided Notice of Internet Availability of Proxy Materials to its stockholders.  If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail.  The Notice of Internet Availability instructs you on how to access this Proxy Statement and our 2009 Annual Report on Form 10-K and how to submit your proxy by telephone or over the Internet.  If you received the Notice of Internet Availability in the mail and would like to receive a printed copy of our proxy materials, follow the instructions included on the Notice and set forth below.

ATC Technology Corporation first made available the proxy solicitation materials at www.proxyvote.com on or around April 28, 2010 to all stockholders entitled to vote at the Annual Meeting.  Our 2009 Annual Report on Form 10-K was made available at the same time and by the same method.  You may request a printed copy of the proxy materials and the 2009 Annual Report by any of the following methods:  via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing the Notice of Internet Availability, this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy and the solicitation of proxies will be paid by ATC Technology Corporation.  Proxies may be solicited by our directors, officers and employees, none of whom will receive any additional compensation for such solicitation.  Proxies may be solicited in person or by telephone.  We will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

VOTING

The close of business on April 12, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.  On that date, there were 20,087,111 shares of our common stock outstanding.  A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.  Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the annual meeting.  In all matters other than the election of directors, the affirmative vote of a majority of the shares of common stock present in person or represented by proxies and entitled to vote will be the act of stockholders.  Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxies and entitled to vote on the election of directors (i.e., the seven nominees who receive the highest number of votes will be elected).  According to applicable state law and ATC Technology Corporation’s charter and bylaws, abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and votes as to which a stockholder has withheld voting authority will have no effect for the purpose of determining whether a director has been elected.  If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to any particular proposal and thus will have no effect on such proposal.

Proxies will be voted in accordance with the instructions on the proxies.  In the absence of instructions, proxies will be voted FOR ATC Technology Corporation’s nominees for election as directors and FOR ratification of the appointment of Ernst & Young LLP as ATC Technology Corporation’s independent auditors for the fiscal year ending December 31, 2010.  As of April 28, 2010, the Board of Directors is not aware of any matters to be presented for action at the annual meeting other than those specifically identified in the Notice of Meeting.  However, should any other matters come before the annual meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Any stockholder may revoke his or her proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the previously delivered proxy, (2) granting a subsequent proxy through the Internet or telephone, (3) sending a written notice of revocation to our corporate secretary, or (4) voting in person at the annual meeting.  The most current proxy card or telephone or Internet proxy is the one that is counted.

PROPOSAL 1
ELECTION OF DIRECTORS

Our directors are elected annually.  The term of office of all present directors expires on the date of the annual meeting at which seven directors are to be elected to serve for the ensuing year and until their successors are elected and qualified.  The nominees for election as directors are:

Robert L. Evans	Todd R. Peters
Curtland E. Fields	S. Lawrence Prendergast
Dr. Michael J. Hartnett	Edward Stewart
Michael D. Jordan

All of the nominees currently serve as directors of ATC Technology Corporation.  For information regarding each nominee, see “Management and Corporate Governance.”

Should any nominee become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the size of the Board may be reduced.  If for any reason the size of the Board is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement.  To the best of our knowledge, all nominees are and will be available to serve.

The Board of Directors unanimously recommends a vote FOR each of the nominees.

PROPOSAL 2
RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  Ernst & Young has served as our independent registered public accounting firm since our initial public offering in 1996.  Ernst & Young has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

In past years, stockholder approval of the appointment of the independent registered public accounting firm was not sought as it is not required by either our charter or bylaws.  However, at this year’s annual meeting, as a matter of good corporate practice, we are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2010.

If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment but may choose nonetheless to retain Ernst & Young as our independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time and appoint a new independent registered public accounting firm if the Audit Committee determines that such change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young will be present at the annual meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

For more information regarding Ernst & Young, see “Audit Matters.”

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

MANAGEMENT AND CORPORATE GOVERNANCE

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Positions
Edward Stewart	67	Chairman of the Board
Robert L. Evans	57	Director
Curtland E. Fields	58	Director
Dr. Michael J. Hartnett	64	Director
Michael D. Jordan	63	Director
Todd R. Peters	47	Chief Executive Officer, President and Director
S. Lawrence Prendergast	69	Director
John M. Pinkerton	52	Vice President and Chief Financial Officer
F. Antony Francis	59	President, ATC Logistics
John J. Machota	58	Vice President, Human Resources
Mary T. Ryan	57	Vice President, Communications and Investor Relations
Joseph Salamunovich	50	Vice President, General Counsel and Secretary

Directors

Edward Stewart became a director of ATC Technology Corporation in 2004, Lead Director in January 2009 and Chairman of the Board in June 2009.  Since January 2009, Mr. Stewart has been serving on the Board of Directors of Nordstrom fsb and as a member of its Audit and Investment Committees. Prior to his retirement in 2002, he was employed by General Electric Company for 37 years, serving most recently as Executive Vice President of GE Capital and Chief Executive Officer of GE Card Services from 1997, and prior to that he was a Vice President of General Electric since 1991.  Mr. Stewart serves on our Audit Committee.

Mr. Stewart brings to our Board many years of financial and operational experience at General Electric (a company respected for its management expertise) where, among other things, he ran a business managing over $30 billion in assets and gained extensive understanding of the financial, operational and strategic issues facing public companies.  Mr. Stewart’s past service as a board member or chairman on numerous nonprofit and industry boards, including the American Financial Services Association, has given him a wealth of board experience.

Robert L. Evans became a director of ATC Technology Corporation in 2004.  Since 2006, Mr. Evans has served as President, Chief Executive Officer and a member of the Board of Directors of Churchill Downs Inc., a publicly held owner and operator of horse racing venues.  Previously, Mr. Evans was Managing Director of Symphony Technology Group (a strategic holding company that invests primarily in software and services firms) and a predecessor firm, the Valent Group, from 2001 until 2004.  Prior to that, he was President and Chief Operating Officer of Aspect Development, Inc. from 1999 until its acquisition by i2 Technologies, Inc. in 2000, after which he served as Chief Operating Officer of i2 Technologies.  Mr. Evans was employed by Accenture (formerly Andersen Consulting) from 1993 to 1999, where he held a variety of positions, including Managing Partner of the Americas Supply Chain practice.  From 1990 to 1993 Mr. Evans served as Vice President, Customer Support (Parts & Service) for

Mazda Motor of America, and between 1975 and 1990 he held various positions with Caterpillar Inc., including President of Caterpillar Logistics Services.  Mr. Evans serves on our Compensation and Nominating Committee.

Mr. Evans’ extensive experience in diverse fields enables him to bring a unique perspective to our Board of Directors.  Mr. Evans was instrumental in the formation of Caterpillar Logistics and his time as president of that organization provided him with a hands-on knowledge of our core business.  Additionally, Mr. Evans’ experience at Mazda gave him the perspective of our Drivetrain customers.  Mr. Evans’ experience in running a publicly traded company, along with having been an entrepreneur and  business consultant, lends a perspective and skill set valued by our Board.

Curtland E. Fields became a director of ATC Technology Corporation in 2004.  Mr. Fields is President and Chief Executive Officer and a trustee of the Turrell Fund, a private foundation.  Prior to joining the Turrell Fund in 2003, Mr. Fields was employed by AT&T Corporation for over 30 years, serving most recently as President of the Consumer Transactions Services Group between 2000 and 2003, as President of the Consumer Markets Group (Central Region) from 1999 to 2000 and Vice President, Strategy and Marketing for the Business Markets Group from 1998 to 1999.  Prior to that, he held other positions with AT&T including Financial Vice President for Investor Relations.  Mr. Fields is Chairman of our Compensation and Nominating Committee.

Mr. Fields’ extensive service with AT&T has provided him a broad range of operational expertise and invaluable insight into our largest customer.  His investor relations background supports our Board of Directors as it works to address issues important to our stockholders and Wall Street.  Mr. Fields’ leadership roles at both AT&T and the Turrell Fund have provided him with a unique organizational perspective that serves him well as the Chairman of our Compensation and Nominating Committee.

Dr. Michael J. Hartnett became a director of ATC Technology Corporation in 1994.  Since 1992, Dr. Hartnett has been President and Chief Executive Officer, and since 2005 has been Chairman of the Board, of RBC Bearings Incorporated, a publicly held manufacturer of ball and roller bearings.  Prior to joining RBC in 1990 as General Manager of its Industrial Tectonics subsidiary, he spent 18 years with The Torrington Company, a subsidiary of Ingersoll-Rand.  Dr. Hartnett serves on our Audit Committee.

As the current CEO of RBC, Dr. Hartnett provides our Board with significant leadership and executive experience.  Dr. Hartnett’s proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique perspective.

Michael D. Jordan became a director of ATC Technology Corporation in 2004 and served as Lead Director from 2005 to January 2009.  Mr. Jordan served on the Board of Directors and was a member of the Audit Committee of Overnite Corp. from 2003 to 2005.  Prior to retirement in 2001, he was employed by Ford Motor Company for over 30 years, serving most recently as President of Ford’s Automotive Consumer Services Group since 1997 and as President of the Ford Customer Service Division—Europe for three years.  Mr. Jordan serves on our Compensation and Nominating Committee.

Mr. Jordan’s career with Ford provided him with significant experience in the automotive sector, resulting in a unique insight into the largest customer of our Drivetrain business.  Mr. Jordan’s knowledge of distribution and logistics processes, gained through his Ford career and service on the board of directors of Overnite Corp., offers our Board another perspective as it reviews our logistics business strategy.

Todd R. Peters joined us as Vice President, Finance in 2004 and was appointed Chief Financial Officer later that year.  He was appointed President and Chief Operating Officer in 2008 and became President, Chief Executive Officer and a member of the Board of Directors in January 2009.  Before joining us, Mr. Peters served TriMas Corporation, a manufacturer of automotive accessories and industrial products, as Executive Vice President and Chief Financial Officer from 2002 to 2003 and as Vice President of Finance from 2001 to 2002.  From 1994 to 2001, he held various positions with Dana Corporation, a manufacturer in the automotive, commercial vehicle, and off-highway markets, including Global Working Capital Team Leader from 2000 to 2001, Director of Operations – Long Manufacturing from 1999 to 2000 and Vice President of Finance from 1994 to 1999.  Prior to that, Mr. Peters worked for Coopers & Lybrand for over eight years.  Mr. Peters holds a B.S. in Business Administration from Central Michigan University and is a certified public accountant.

Mr. Peters brings to the Company a very broad range of experience in financial, capital and operational areas, and as our CEO and our former CFO, is extremely knowledgeable regarding the issues and opportunities facing us.

S. Lawrence Prendergast became a director of ATC Technology Corporation in 2004.  Between 1999 and his retirement in 2005, he was Executive Vice President of Finance of LaBranche & Co. Inc., a New York Stock Exchange specialist firm.  Prior to that he spent over 30 years with AT&T Corporation, including serving as Chairman of the Board and Chief Executive Officer of AT&T Investment Management Corp. from 1997 to 1999 and as Vice President and Treasurer of AT&T Corporation for 14 years before that.  Mr. Prendergast is Chairman of our Audit Committee.

Mr. Prendergast’s extensive knowledge of capital and financial issues facing public companies, including working with outside auditors and financial reporting, makes him particularly qualified to serve as chair of our Audit Committee and as our Audit Committee financial expert.  Mr. Prendergast also brings many years of relevant experience on nonpublic and public company boards, including AT&T Capital Corp., LaBranche & Co. Inc. and Lucent Technologies, Inc.  His business acumen and balanced perspective are considered valuable assets associated with his service as a director.

In addition to the qualifications discussed above, each of our directors, through his six years (16 years in the case of Dr. Harnett) of service on our Board of Directors, has developed an intimate knowledge of our business that provides continuity of leadership and is invaluable to the Board’s function.

Executive Officers

Todd R. Peters.  See “Directors” above.

John M. Pinkerton joined us as Manager, Planning and Analysis in 1999, became Corporate Controller in 2000, became an executive officer in 2005 when he was appointed Vice President and Controller, became Vice President and Chief Accounting Officer in 2008 and in December 2009 became Vice President and Chief Financial Officer.  Before joining us, Mr. Pinkerton was an independent financial consultant during 1998, and from 1988 to 1998 he was with Grimes Aerospace Company, an international engineering, manufacturing and distribution company, where he held various financial analysis and planning-related positions, including Director, Strategic Planning.  From 1980 to 1988, Mr. Pinkerton worked for Cooper Power Systems (a division of Cooper Industries) in various accounting and related positions.  Mr. Pinkerton holds an M.B.A. from the University of Wisconsin-Milwaukee and is a certified public accountant (inactive).

F. Antony Francis joined us in 2007 as Vice President and General Manager of OEM Services for our ATC Logistics business and became President of ATC Logistics in 2008.  Prior to joining us, Mr. Francis was President and Chief Operating Officer of Plan Express, Inc., a provider of construction document management, printing, and logistics solutions, from 2005 to 2007.  From 2001 to 2002 and again from 2003 to 2005 Mr. Francis was with Commerce Chain Consulting, during portions of which time he served as interim Chief Executive Officer of MRM Fulfillment, Inc., a third party logistics provider, and acting Chief Operating Officer of NewRoads, Inc, a catalog and e-commerce fulfillment provider.  Between 2002 and 2003, he was Vice President of worldwide customer operations for Perkin Elmer’s Life and Analytical Sciences division.  From 1999 to 2001 Mr. Francis was Vice President of Global Operations of SciQuest.com, an e-commerce transaction market place for scientific products.  Between 1988 and 1999 Mr. Francis held positions of increasing responsibility with Federal Express Corporation, including Vice President/General Manager, Europe, Middle East and Africa for FedEx’s Logistics, Electronic Commerce and Customer Services division.  Mr. Francis is a graduate of The City of London Polytechnic and is a Fellow of the Institute of Chartered Accountants in England and Wales.

John J. Machota joined us as Vice President, Human Resources in 1997.  From 1996 to 1997, he was a self-employed human resources consultant.  Before that he spent fifteen years with Waste Management, Inc. in various human resources positions including Vice President, Compensation from 1995 to 1996 and Vice President, Human Resource Services from 1993 to 1995.  Mr. Machota holds an M.S. in Industrial Relations from Loyola University, Chicago.

Mary T. Ryan joined us as Vice President, Communications and Investor Relations in 1999.  From 1996 to 1998, Ms. Ryan served as Vice President, Corporate Affairs for American Disposal Services, Inc.  From 1995 to 1996, she was a self-employed public relations consultant.  Prior to that, Ms. Ryan was employed for more than ten years with Waste Management, Inc.  Ms. Ryan holds an M.B.A. from DePaul University.

Joseph Salamunovich joined us as Vice President, General Counsel and Secretary in 1997.  From 1986 to 1994 Mr. Salamunovich was an associate, and from 1995 to 1997 he was a partner, in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters.  Mr. Salamunovich holds a J.D. from Loyola Law School, Los Angeles.

Directors serve one-year terms and are elected annually.  Executive officers serve until they resign or replacements are appointed by the Board of Directors.

Independence of Directors

The Board of Directors has determined that all of our current directors with the exception of Mr. Peters (who is also an employee of ATC Technology Corporation) are independent as defined in the Nasdaq Stock Market Rules.  None of the independent directors currently has or has had a material relationship or transaction with, or is or has been employed by, ATC Technology Corporation or any of its subsidiaries.

Committees of the Board of Directors and Corporate Governance Matters

We have an Audit Committee and a Compensation and Nominating Committee.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight role relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports.  Among its functions are monitoring the internal and external audit functions, and reviewing the adequacy and effectiveness of our disclosure controls and procedures.  The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com.  The Audit Committee is composed of Messrs. Hartnett, Prendergast (Chairman) and Stewart, each of whom is independent as that term is defined for audit committee members in the Nasdaq Stock Market Rules.  The Board of Directors has determined that Mr. Prendergast is an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission.

For more information regarding the Audit Committee, see “Certain Transactions” and “Audit Matters.”

Compensation and Nominating Committee

The Compensation and Nominating Committee establishes our general compensation policies, establishes the specific compensation programs that we utilize with respect to our executive officers, establishes salaries and bonuses for our executive officers other than the Chief Executive Officer, makes stock awards (e.g., stock options, restricted stock) to all eligible employees other than our Chief Executive Officer, and makes recommendations to the Board of Directors regarding the salary and bonus for and stock awards to our Chief Executive Officer.  For information regarding the Compensation and Nominating Committee’s philosophy, process and procedure in setting executive compensation policies, see “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation and Nominating Committee is also responsible for identifying, reviewing the qualifications of, and recruiting, as appropriate, potential candidates for the Board of Directors.  In identifying potential candidates for Board membership, the Committee may rely on suggestions and recommendations from the Board, management and others.  In evaluating the suitability of individuals for Board membership, the Compensation and Nominating Committee takes into account those factors that it deems appropriate, including an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board of Directors.  The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, business experience in a particular industry) as being particularly desirable to help meet specific Board needs that have arisen.  The Committee does not have a specific policy regarding diversity when assessing candidates for the Board, but may consider various kinds of diversity such as diversity of experience and industry diversity, when considering whether to nominate an individual for Board membership.  The Committee assesses the effectiveness of this objective when evaluating new director candidates and when assessing the composition of the Board.

The full Board of Directors is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection.  With respect to existing directors, prior to making its recommendation to the full Board, the Compensation and Nominating Committee reviews each director’s continuation on the Board as a regular part of the nominating process.

The Compensation and Nominating Committee does not currently have a policy with regard to the consideration of any director candidates recommended by stockholders, but we expect that such a policy will be developed in the future.  The Board believes that the current absence of such a policy is appropriate because we have never received such a stockholder recommendation.

The Compensation and Nominating Committee is governed by a written charter approved by the Board of Directors, which is available on our website at www.goATC.com. The Compensation and Nominating Committee is composed of Messrs. Evans, Fields (Chairman) and Jordan, each of whom is independent as defined in the Nasdaq Stock Market Rules.

Board Leadership Structure

We do not have a policy regarding whether the same person should serve as both Chief Executive Officer (CEO) and Chairman of the Board or whether the Chairman of the Board should be an independent director.  The Board believes that it should have the flexibility to make decisions as to the Chairman position from time to time in the way that it believes will best provide effective leadership for the Company.  Prior to June 2009 the Chairman position had always been held by the CEO, but since that time the Chairman has been an independent director.  At this time the Board believes that a leadership structure that separates the positions of Chairman of the Board and CEO, with the position of Chairman being held by an independent director, is in the best interests of the Company and its stockholders as this structure provides a greater role for the independent directors in the oversight of the Company.  In addition, all the current members of our Board of Directors are independent, except for the CEO, and both of our Board committees are composed entirely of independent directors.  If at any time in the future the Chairman position were again to be held by the CEO, the independent members of the Board would select from among themselves a “Lead Director,” who would be responsible for, among other things, calling and chairing meetings of the independent directors, and consulting regularly with the Chairman on all relevant matters including the calling of and agendas for full Board meetings.

To promote open discussion among the independent directors, each regularly scheduled meeting of the Board of Directors includes an executive session in which the independent directors meet without the participation of management (including any management personnel who are also members of the Board).  Executive sessions are presided over by the Chairman of the Board (or by the Lead Director if the Chairman’s position is then held by the CEO).

Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk.  In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and the Compensation and Nominating Committees.  In performing their oversight responsibilities, the Board and its committees periodically discuss with management the Company’s policies with respect to risk assessment and risk management.  The Audit and Compensation and Nominating Committees regularly report to the Board on matters relating to the specific areas of risk the committees oversee.  Throughout the year, the Board and its committees receive regular reports from management regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures.  In addition, throughout the year, the Board and its committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.  In its oversight role, the Board of Directors annually reviews our strategic plan, which includes the risks and opportunities facing the Company.

Board and Committee Meeting Attendance

During 2009 the Audit Committee met nine times, the Compensation and Nominating Committee met seven times and the Board of Directors met seven times.  Each director attended at least 75% of the meetings of the Board of Directors and the committee of the Board on which he served during the year.  We do not have a formal policy regarding director attendance at stockholder meetings.  All of our directors attended the 2009 annual meeting of stockholders with the exception of Mr. Hartnett.

Code of Ethics

We have a written code of ethics that applies to our directors, executive officers and employees.  The code of ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, (ii) full, fair, accurate, timely and understandable disclosure in the reports that we file with or submit to the Securities and Exchange Commission and our other public communications, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the code of ethics to an appropriate person, and (v) accountability for adherence to the code.

The full text of our code of ethics is filed as an exhibit to our Annual Report on Form 10-K and is posted on our website at www.goATC.com.  A copy of the code of ethics may be obtained without charge by sending a written request to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515, Attention:  Corporate Secretary.  In the future if we amend our code of ethics, we will disclose it on our website within four business days following the date of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to us.  Based solely on a review of the copies of the forms that we have received, we believe that all such forms required during 2009 were filed on a timely basis except a Form 4 regarding the granting of 10,000 shares of restricted stock to Mr. Peters on January 2, which was filed two days late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Over the following pages, we discuss how our Chief Executive Officer (CEO), current Chief Financial Officer (CFO), former CFO and three other most highly compensated executive officers (the CEO, current and former CFO and such other executive officers being our “Named Executive Officers” or “NEOs”) were compensated in 2009, and describe how this compensation fits into our executive compensation philosophy.

Company Performance

During 2009, we continued to face a very challenging economic environment and focused on streamlining our cost structure and building our sales pipeline of new opportunities.  As consumer spending in the wireless and electronics markets remained depressed, our Logistics segment’s annual revenue decreased by 2.3% for 2009 compared to 2008.  Despite the decrease in revenue, Logistics segment profit increased by 13.9% compared to 2008, driven in part by new customer programs and cost reduction initiatives implemented during the year.  Our Drivetrain segment continued to be impacted by the economic distress being experienced by our automotive customers and saw its annual revenues decrease by approximately 21% from their 2008 levels.  Additionally, a major Drivetrain customer announced that it would be discontinuing its transmission remanufacturing program with the Company.  As a result of the future revenue loss associated with the wind-down of this remanufacturing program, we had to reassess the carrying value of the goodwill related to this business.  Based on our valuation work we recorded a goodwill impairment charge of $37.0 million in the second quarter of 2009.  Additionally, we further restructured and consolidated the Drivetrain segment to more closely reflect the projected sales levels for our North American automotive customers.  We recorded charges of $4.6 million in 2009 related to these activities.  As a result, we reported earnings from continuing operations per share (EPS) for 2009 of $0.59.  During 2009, our Logistics and Drivetrain segments won new business totaling $100 million in annualized revenue and we ended the year in a solid liquidity position with $73.8 million in cash and zero debt.

Executive Officer Changes During 2009

During 2009, we completed the CEO transition, which was initiated in the fall of 2008.  On January 1, 2009, Todd R. Peters was promoted to President and CEO and appointed to the Board of Directors, with Donald T. Johnson, Jr. retaining his Chairman role.  In June at the conclusion of his Board term, Mr. Johnson retired as Chairman, and the Board appointed Edward Stewart, one of our independent directors, as non-executive Chairperson.  In September, Richard L. Stanley resigned as President, ATC Drivetrain and Mr. Peters assumed these responsibilities.  We also streamlined our senior financial leadership, based on a company-wide cost reduction review, combining the CFO and Chief Accounting Officer positions.  As a result, John M. Pinkerton was promoted to Vice President and CFO on December 14, 2009.  Ashoka Achuthan, who had been serving as Vice President and CFO, left our employ in January 2010.

Overview of Compensation Program

Decisions about the compensation of our executive officers are made by the Compensation and Nominating Committee of our Board of Directors (the “Committee”), all the members of which are independent of management.  The Committee is appointed by our Board of Directors and has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy.  The Committee reviews with the CEO the performance and approves the compensation of all executive officers including the NEOs (excluding the CEO), conducts the annual performance appraisal of our CEO, and recommends to the Board the CEO compensation package including incentive compensation plans in which the CEO participates.  The Committee’s goal is that the total compensation paid to our executive officers is fair, reasonable and competitive.  The types of compensation and benefits provided to the NEOs are similar to those provided to other executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is as follows:

•	to align compensation of our executive officers with stockholder value creation;
•	to provide market competitive compensation to attract and retain talented executives; and
•	to link incentive compensation to continuous improvements in strategic and operating performance.

The Committee believes the current compensation arrangements provide an appropriate level of incentive for the CEO and our other executive officers to strive to achieve superior results in a manner directly aligned with the economic interests of our stockholders.  The Committee approves and continually evaluates our compensation policies applicable to the executive officers so that (i) we maintain the ability to attract and retain excellent employees in key positions, (ii) compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executives in the competitive market, and (iii) compensation encourages a pay-for-performance environment.  To this end, the Committee believes that executive compensation should include both cash and stock-based compensation that rewards performance as measured against established goals.

Our current executive compensation program consists of four basic elements:

•	base salary;
•	annual performance-based incentive compensation (cash);
•	long-term incentive (cash) and equity-based awards; and
•	supplemental benefits.

Independent Compensation Consultant Role

The Committee periodically utilizes Towers Watson (formerly Watson Wyatt Worldwide), a nationally recognized executive compensation consulting firm, to work with both the Committee and management on behalf of the Committee as the Committee determines is necessary.  Towers Watson reports directly to the Committee and provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and the other executive officers.  Additionally, Towers Watson provides the Committee with input on executive compensation items such as executive employment agreements and stock incentive plans, along with providing market data on independent director compensation programs.

Although the Committee and management both utilize Towers Watson, Towers Watson has not provided any other consulting services to the Company except those related to executive and Board compensation.  As such, the Committee has determined that it is not necessary to have its own compensation consultant since there is no apparent conflict of interest.

Management Role

The CEO played an important role in recommending 2009 compensation to the Committee for the other executive officers.  The CEO regularly attends Committee meetings along with the Company’s Vice President, Human Resources.  The CEO provides the Committee with his assessment of the performance of the executive officers and recommends any changes to their base salary or incentive plan targets.  The CEO does not participate in any Committee discussions concerning his own compensation.  The recommendation for the CEO’s compensation is not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present when the Vice President, Human Resources reviews the CEO compensation recommendation with the Committee or when the Committee meets in executive session with the independent Board members to obtain approval of the CEO’s compensation package.

2009 Compensation

Competitive Benchmarking – Definition of Market

The Committee periodically reviews compensation data for comparable executive positions in the competitive market based on input from Towers Watson and the Company.  Towers Watson provided the Committee with competitive compensation analysis relating to the CEO position that the Committee and the Board used to establish the 2009 compensation level for Mr. Peters.  Additionally, Towers Watson conducted and provided similar compensation data for all other executive officers, which was used in the 2009 compensation review process.

For purposes of competitive market analysis, the Committee annually reviews market data for comparable executive positions as provided by Towers Watson.  For purposes of executive compensation benchmarking, our executive officers are matched based on job functions and responsibilities.  For 2009, we compared compensation at similarly sized companies in general industry (the “comparator group”) as we feel this is the industry segment in which we compete for executive talent, especially in light of the increasing importance of our Logistics segment.  All compensation data is size-adjusted to reflect our business size.

In addition to reviewing general market data for the purpose of evaluating the CEO’s total compensation, the Committee also reviewed market data for a group of specific logistics and manufacturing companies representing our business mix.  This group of companies was originally selected, and has been modified from time to time, with assistance from Towers Watson.  No changes in the peer group were made for 2009.  The named companies used for benchmarking 2009 compensation were:

• Accuride Corporation	• Landstar System, Inc.
• Brightpoint, Inc.	• LKQ Corporation
• Dorman Products, Inc.	• ModusLink Global Solutions, Inc.
• Dynamex, Inc.	• Pacer International, Inc.
• Forward Air Corporation	• Park-Ohio Holdings Corp.
• Fuel Systems Solutions, Inc.	• Proliance International, Inc.
• Gentex Corporation	• Standard Motor Products, Inc.
• Hawk CP CLA	• Stoneridge, Inc.
• Hub Group, Inc.	• UTi Worldwide, Inc.
• InfoSonics Corporation	• Velocity Express Corporation

Competitive Compensation Objectives

Our executive compensation is based on a pay-for-performance philosophy, emphasizing performance against measures that historically have correlated with increases in stockholder value.  It is the policy of the Committee to set compensation targets for fixed pay (base salary and benefits) at approximately the 50th percentile of the market as defined by the comparator group, while variable compensation is targeted at the 50th percentile for annual incentives and the 75th percentile for long-term incentives.  We believe that in order to emphasize a long-term perspective directly tied to stockholder value, a significant portion of the executive’s compensation should be in the form of incentive awards and long-term equity awards, or “pay-at-risk.”  The percentage of pay-at-risk increases as the level of business responsibility increases.  This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on our overall performance.

The 2009 mix of total compensation for the NEOs is described in the table below.  Variable compensation represents approximately 80% of CEO total target compensation, and between 55%-65% of total target compensation for all other NEOs.  The Committee believes this compensation structure aligns the financial interests of the NEOs and other executive officers with the interests of our stockholders because it rewards management for the achievement of long-term financial results and stockholder value creation.

Named Executive Officer	Base Salary	Annual Cash Incentive Target	Long-Term Cash Incentive Target	Long-Term Equity Incentive Target	Total
Todd R. Peters	19.9%	17.9%	17.9%	44.3%	100%
John M. Pinkerton	42.7%	20.9%	14.6%	21.8%	100%
Ashoka Achuthan	34.4%	20.7%	12.9%	32.0%	100%
F. Antony Francis	32.7%	19.6%	12.3%	35.4%	100%
Joseph Salamunovich	45.7%	20.6%	10.3%	23.5%	100%
John J. Machota	43.4%	19.5%	9.8%	27.3%	100%

The Base Salary percentage included in the table above was calculated using the amounts disclosed in the Summary Compensation Table appearing below.  The Annual Incentive Target and Long-Term Incentive Target percentages were calculated using amounts disclosed in the Grants of Plan-Based Awards Table appearing below.  The elements of our executive compensation program are described in more detail below.

Base Salary

We provide NEOs and other executive officers with a base salary to compensate them for services rendered during the fiscal year.  For each position, the Committee establishes a base salary range that takes into consideration the position and its responsibility, level of experience and knowledge, the market data on salaries, internal comparability, individual performance, and recommendations provided by Towers Watson.  Within that range a specific base salary is then determined.  It is our policy to provide a base salary for a given position that is between 75% and 125% of the market value established for that position.

Each year, the individual performance of the executive officers is reviewed by the CEO.  These performance assessments and the salary recommendations, if any, are then reviewed with the Committee which, utilizing the provided market data and existing officer salary data, either approves the recommendations or revises them as it deems appropriate.

In the case of the CEO, his performance is evaluated annually by the Committee, with input from the Chairman of the Board, against a detailed list of performance objectives that have been mutually agreed upon by the Committee and the CEO at the beginning of the year.  These objectives include specific measurable financial performance metrics, business strategy implementation milestones, and leadership development/succession planning goals.  The Committee utilizes the performance review, together with competitive market data from Towers Watson, to determine the appropriate salary level for the CEO.  The salary for the CEO is then recommended by the Committee and reviewed and approved by the full Board of Directors.

With his appointment as CEO, effective January 1, 2009, Mr. Peters and the Board agreed to a new employment agreement that set Mr. Peters’ base salary at $450,000 based on his experience and competitive market data.  Future increases, if any, for Mr. Peters will be based on the Board’s assessment of his performance and competitive compensation data.

In light of the economic environment that we were facing in 2009, we recommended, and the Committee agreed, to freeze 2009 base salaries for the other executive officers at their 2008 level.

Mr. Pinkerton received a promotional increase in December 2009, increasing his base salary by 9.2% to $280,000, commensurate with his new responsibilities as CFO. In setting Mr. Pinkerton’s new base salary, the Committee took into consideration the salary range established for the CFO position and Mr. Pinkerton’s past experience.

Performance-Based Incentive Compensation

We provide annual incentive opportunities through our Management Incentive Compensation Plan (the “IC Plan”), which rewards executive officers and other senior management for the achievement of annual financial results.  We believe this focuses the executives on achieving annual financial goals that are indicative of improved year-over-year performance.  The IC Plan constitutes at-risk compensation that is tied to business results.  All of the performance measures in the IC Plan reflect our business strategy and the key financial metrics that we believe will drive stockholder value while rewarding the executive officers for exceptional individual and corporate performance.  Furthermore, under the terms of the IC Plan, the Committee (or the Board in the case of the CEO) has the discretion to evaluate the business results and exercise judgment to determine the appropriate incentive payments.

Target Award Opportunities.  The target awards under the IC Plan have been established based on recommendations from the independent compensation consultant to reflect the 50th percentile of annual target incentive awards for similar positions within the market.  For 2009, the target incentive award was 90% of base salary for the CEO and 45% to 60% of base salary for the other NEOs, with a threshold or minimum “cut-off” award equal to 50% of the target award and a maximum “stretch” award equal to 200% of the target award.

Performance Measures.  For 2009, the Committee approved a modification to the financial measures applicable to the IC Plan from those used in prior years.  While EPS (GAAP) continued to serve as the sole financial measure applicable to corporate officer positions, the Committee determined it would be more appropriate to have business segment leadership measured completely on those financial measures that clearly reflect the operation of their respective business units.  As such, the Committee approved the following performance measures and weighting for the corporate and business segment leadership teams:

Business Unit	Performance Measure 1		Performance Measure 2		Performance Measure 3
	Metric	Weight	Metric	Weight	Metric	Weight
Corporate	EPS (GAAP)	100%	NA	NA	NA	NA
Drivetrain	EBIT	60%	Revenue	20%	Free Cash Flow	20%
Logistics	EBIT	75%	Revenue	25%	NA	NA

For each of these performance measures, the Committee established threshold and maximum “stretch” performance levels that would result in an award equal to 50% and 200% of target award, respectively.

The IC Plan also includes a “business objectives” component pursuant to which the Committee may reduce plan awards by up to 20% if we or a business segment do not achieve specific business objectives identified as part of our strategic goal alignment process.  These business objectives are reviewed regularly by the CEO with the appropriate business team and on a quarterly basis with the Committee as it relates to the corporate objectives.  At the conclusion of the year, the Committee (or the Board of Directors in the case of the CEO) reviews the quality and service performance and, based on the recommendations from the CEO (or the Committee in the case of the CEO), determines whether any bonus reduction is to be implemented.

Actual 2009 results. The financial performance targets and results for 2009 were as follows.  Except for EPS (GAAP), all other dollar amounts are in millions:

Financial Measure	Threshold	Target	Maximum	2009 Actual Results	Award % Earned
EPS (GAAP)	$1.74	$1.93	$2.23	$0.59	0%
Drivetrain EBIT	$5.3	$6.3	$7.9	$-0.5	0%
Drivetrain Revenue	$155.0	$165.5	$206.9	$139.7	0%
Drivetrain Free Cash Flow	$4.3	$4.8	$9.8	$3.6	0%
Logistics EBIT	$51.3	$60.3	$75.4	$62.7	116.4%
Logistics Revenue	$333.0	$373.7	$467.1	$345.3	65.1%

The Company’s earnings from continuing operations per share of $0.59 for 2009 included (i) restructuring charges of $4.6 million in our Drivetrain segment and (ii) a goodwill impairment charge of $37.0 million based on a revaluation of goodwill related to the Drivetrain business.  If these charges were excluded, the Company achieved adjusted EPS from continuing operations of $2.15.

Under the terms of the IC Plan, the Committee (and the Board of Directors in the case of the CEO) can elect to exclude certain charges such as goodwill impairment or restructuring charges from the calculation of IC Plan targets.  The Committee carefully considered the specific charges that were taken during 2009 and determined that it would not be appropriate to exclude such charges from the EPS calculation since a substantial portion of these charges were directly related to the loss of a significant customer and exclusion of these charges would result in a payout in excess of target award levels.

Although the Committee decided against excluding any of these charges from the EPS calculation, the Committee noted that management took a series of difficult but necessary actions throughout 2009 to ensure that it would achieve adjusted EPS of $2.15.  The Committee noted that management continued to exercise strong judgment related to the Company’s balance sheet, ending the year with approximately $73.8 million in cash and cash equivalents, versus a plan of $51.6 million.  Additionally, despite the sluggish U.S. marketplace, the Company successfully bid on and won new business with annualized revenue of $100 million.

In light of the significant actions taken by management during 2009, the Committee (and the Board of Directors in the case of the CEO) approved discretionary awards under the IC Plan for the corporate executive officers.  In the judgment of the Committee and the Board, these awards are an appropriate incentive reward for the overall strong operating results and the strategic decisions made to reposition the business.  As a result, 2009 IC Plan payments to the NEOs were as follows:

Named Executive Officer	Payout Related to Financial Measures	Discretionary Adjustment	Total 2009 Payout under the IC Plan
Todd R. Peters	$0	$202,500	$202,500
John M. Pinkerton	$0	$55,000	$55,000
Ashoka Achuthan	$0	$0	$0
F. Antony Francis	$167,773	$0	$167,773
Joseph Salamunovich	$0	$55,000	$55,000
John J. Machota	$0	$44,500	$44,500

There was no discretionary reduction to the bonus amount earned by Mr. Francis during 2009 for the business objectives performance relating to the Logistics segment.

Long-Term Incentives

Our long-term incentive program is a key element of our total compensation program.  Long-term incentives are the largest component of variable compensation and provide the strongest tie to long-term stockholder value by linking a significant portion of executive compensation directly to stock price performance.  Our long-term incentive program (“LTIP”), which was originally approved and implemented in 2007, includes a stock component (both options and restricted stock) and a cash component that rewards management for achieving specific financial targets over a three-year performance period.

LTIP Award Opportunities.  The target LTIP incentive opportunities have been established based on the independent compensation consultant’s review of the comparator group’s long-term incentive practices and our compensation philosophy described above.  For 2009, the economic value of the total LTIP incentive target award was set at 300% of salary for the CEO, 125% of salary for the CFO and business segment Presidents, and 75% of salary for other executive officers.  These target award sizes are consistent with the 75th percentile of LTIP awards within the competitive marketplace.

The current value mix in the LTIP provides approximately 70% of the value through the stock component and 30% of the value through the cash component.  Each of these components is discussed in more detail below, and the Grants of Plan-Based Award Table appearing below contains the long-term awards for each of the NEOs.

Stock Options.  Stock options reward management for increases in our stock price above the price at the time the options are granted and thus provide a direct link to stockholder value creation.  The annual grants of stock options for 2009 for the NEOs took place at the Committee’s regularly scheduled meeting on June 3, 2009.  These stock options have an exercise price of $15.01 (the closing price of our stock on Nasdaq on the grant date).  The Committee and the Board have never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor have they granted options that are priced on a date other than the grant date.  Since 1998, we have maintained a policy against repricing stock options without stockholder approval.  All awards of stock options require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

All stock options are nonqualified options and vest at the rate of 33.3% per year over the first three years of the ten-year option term.  Vesting rights cease in connection with termination of employment except in the case of the option holder’s death, disability or termination without cause within 18 months after a change in control, in which cases vesting is accelerated.  See “Potential Payments Upon Termination or Change-in-Control” below.

Restricted Stock.  Restricted stock grants build executive stock ownership and focus executives on long-term company performance.  Furthermore, awards of restricted stock are consistent with current market practice.  The 2009 awards of restricted shares also took place at the Committee’s meeting on June 3, 2009 when the closing stock price was $15.01.  Mr. Peters, in conjunction with his promotion to CEO, was granted a restricted stock award on January 2, 2009 when the stock price was $15.38.  On December 14, 2009, when the stock price was $23.90, the Compensation Committee granted Mr. Pinkerton a restricted stock award based upon his promotion to CFO.  All restricted stock awards are nontransferable, will vest at the rate of 33.3% per year, and have voting and dividend rights (although we do not pay dividends).  Awards of restricted stock require approval of the Committee (or the Board of Directors in the case of an award to the CEO).

It is the Committee’s intent to generally grant stock awards at approximately the same time each year – at the time of our annual meeting, which typically takes place in late May or early June.  We do not have a formal policy with regards to the timing of stock option or restricted stock grants and the release of material non-public information.

Multi-Year Performance Plan. The multi-year performance plan (‘the MPP”) represents the cash component of the LTIP and is intended to focus the executives on financial and strategic goals important to us over a three-year period.  The target opportunities for the cash component range from 90% of base salary for the CEO to 37.5% of base salary for the CFO and business segment Presidents to 22.5% of base salary for the other NEOs.  In each case there is a “cut-off” award equal to 90% of the target award and a “stretch” award equal to 150% of the target award.

The financial performance metrics for the 2008-2010 MPP are compounded annual growth rate (CAGR) – revenue, CAGR – operating income, and return on invested capital (ROIC), while the financial performance metrics for the 2009-2011 MPP are CAGR – operating income and ROIC.  (As we do not have an MPP with respect to the 2007-2009 performance period, there was no potential MPP cash award payable in 2009.)  These metrics were selected because we believe that they are key indicators and drivers of long-term stockholder value.  The MPP’s financial metrics all have equal weight.  For the 2008-2010 MPP, corporate officer positions are measured entirely on Company results while business segment leadership is measured 70% on such segment’s results and 30% on Company results.  For the

2009-2011 MPP, corporate officer positions are measured entirely on Company results while business segment leadership is measured entirely on such segment’s results, which is consistent with the approach adopted for the IC Plan in 2009.

Retirement and Other Benefits

Retirement Savings Plan and Deferral Plan

We do not offer a defined benefit retirement plan, but executive officers may participate in our Retirement Savings Plan, a tax-qualified 401(k) plan pursuant to which all our U.S.-based employees, including the NEOs, are able to contribute the lesser of (i) up to 75% of their annual compensation (salary and bonus) or (ii) the limit prescribed by the Internal Revenue Service.  We match 50% on the first 6% of compensation that is contributed by an employee to the plan.  However, due to the legal contribution limits on defined contribution retirement plans, the actual benefit to executive officers under the plan is severely limited.  All employee contributions are fully vested upon contribution, while the matching contribution vests at the rate of 20% per year from the date of hire.

To provide somewhat more competitive retirement benefits, we offer our executive officers and other selected U.S.-based employees the opportunity to participate in a nonqualified deferred compensation plan.  Under this plan, key employees are eligible to defer up to 75% of annual base salary and 100% of annual cash incentive compensation and/or commission awards.  For 2009, the Committee (and the Board of Directors in the case of the CEO) approved a matching contribution of 50% of the first 10% of base salary deferred during the year.  The matching contribution vests at the rate of 20% per year from the date of hire and is in addition to any matching contributions the NEO receives under our Retirement Savings Plan.  Outside directors are also eligible to defer up to 100% of their annual retainer but without a matching contribution.

All of the compensation associated with these plans for 2009 is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table appearing below.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain key employees.  All of our executive officers participate in the same welfare benefit plans (medical, dental, life insurances) that are offered to all employees.

We provide a car allowance of $24,000 per year for the CEO and $9,600 per year for the other executive officers.  The Committee believes this auto allowance is consistent with typical market practice for company car programs and is part of offering a market-competitive total compensation program.

We also provide the CEO with an annual allowance equal to 3% of base salary for expenses related to financial counseling, tax and legal services, club dues, home office and the like, while the other executive officers receive an annual allowance equal to 2% of base salary.  This flexible structure enables executives to select benefits based on their individual circumstances, thereby raising the perceived value of the program.

These perquisites are offered in order to (i) provide executives with certain conveniences so that they can focus more on our business matters, and (ii) offer a market-competitive total compensation package.  The Committee periodically reviews the levels of perquisites and other personal benefits to the NEOs and believes they are reasonable and consistent with our overall compensation program.

All of the compensation to the NEOs associated with these perquisites and other personal benefits for 2009 is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in the All Other Compensation Table appearing below.

Executive Compensation Employment Agreements

We have entered into written employment agreements with each of our executive officers, which provide for various benefits, including severance payable under certain circumstances.  These employment agreements are designed to promote stability and continuity among our senior management team.  For information regarding these agreements for the NEOs, see Summary Compensation Table and Potential Payments Upon Termination or Change-in-Control appearing below.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly compensated executive officers of publicly-held companies.  There is an exception to this rule for “performance-based compensation.”

The Committee’s long-term objective is that our compensation programs qualify as performance-based compensation for purposes of Section 162(m) in order to maximize our corporate tax deduction.  Therefore, as required by Section 162(m) both the annual incentive plans and long-term incentive plans were approved by stockholders to qualify applicable compensation as “performance based.”  Furthermore, the incentive plans are administered by the Committee in order to be compliant with Section 162(m).  Since May 2004, the Committee has been composed solely of outside directors for purposes of Section 162(m).  While the Committee’s general policy is to preserve the deductibility of most compensation paid to our covered executives, it may from time to time authorize payments that might not be deductible if the Committee believes that those payments are in the best interests of stockholders.

Compensation and Nominating Committee Report

The Compensation and Nominating Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, section of this proxy statement required by Item 402(b) of Regulation S-K promulgated by the SEC.  Based on the Committee’s review and discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that the CD&A be included in the Company’s 2009 Annual Report on Form 10-K and in this proxy statement.

    Compensation and Nominating Committee
       Curtland E. Fields, Chairman
       Robert L. Evans
       Michael D. Jordan

The foregoing report of the Compensation and Nominating Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the 2009 Annual Report on Form 10-K or this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Risk Assessment

We recently completed an internal assessment of our compensation policies and practices covering all employees, including executive officers, and reviewed the results of this assessment with the Compensation and Nominating Committee of our Board of Directors.  This assessment reviewed our compensation programs for a variety of design features that have been identified by experts as having the potential to encourage excessive risk-taking.

Based on its review of the assessment results, the Committee determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.  The Committee considered the following factors in its determination:

•	The compensation program design provides a balanced mix of cash and equity, including both annual and longer-term incentives;
•	Current incentive plans all include a cap on payout levels, with a maximum award level of 200% of target;

•	Current incentive plans utilize key performance metrics that are regularly tracked and are part of our annual operating plan; and
•	The Committee has downward discretion over payouts from Company-wide incentive plans.

Summary Compensation Table

The following table sets forth the compensation for 2007, 2008 and 2009, for services to us in all capacities, of the NEOs:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd R. Peters	2009	$450,000	(4)	$0	$604,100	$552,753	$202,500	$0	$39,813	$1,849,166
President and CEO	2008	$366,377	(5)	$0	$198,444	$198,653	$176,158	$0	$19,011	$958,643
	2007	$337,500		$0	$147,604	$147,992	$607,500	$0	$17,621	$1,258,217
John M. Pinkerton	2009	$257,856	(6)	$0	$238,359	$72,546	$55,000	$0	$37,016	$660,777
Vice President and CFO	2008	$247,459	(7)	$0	$187,861	$60,567	$98,507	$0	$36,145	$630,539
	2007	$219,700		$0	$57,684	$57,818	$296,595	$0	$33,286	$665,083
Ashoka Achuthan(8)	2009	$315,000		$0	$131,338	$161,220	$0	$0	$363,378	$970,936
Former Vice President and CFO	2008	$18,173		$75,000	$339,600	$168,819	$0	$0	$914	$602,506
F. Antony Francis	2009	$270,000	(9)	$0	$131,338	$161,220	$167,773	$0	$27,872	$758,203
President, ATC Logistics	2008	$252,123	(10)	$0	$118,115	$118,242	$174,682	$0	$343,919	$1,007,081
	2007	$108,461	(11)	$0	$94,950	$84,594	$127,924	$0	$168,492	$584,421
Joseph Salamunovich	2009	$256,000	(12)	$0	$59,109	$72,546	$55,000	$0	$23,637	$466,292
Vice President, General Counsel and Secretary	2008	$256,000		$0	$67,205	$67,265	$80,640	$0	$25,401	$496,511
	2007	$244,000		$0	$64,046	$64,217	$329,400	$0	$21,135	$722,798
John J. Machota	2009	$209,200	(13)	$0	$59,109	$72,546	$44,500	$0	$32,466	$417,821
Vice President, Human Resources	2008	$209,200		$0	$54,940	$54,962	$65,898	$0	$33,129	$418,129
	2007	$199,500		$0	$52,357	$52,502	$269,325	$0	$30,151	$603,835
________________

(1)
Shows the grant date value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2007, 2008, and 2009.  See Item 8. "Consolidated Financial Statements and Supplementary Data - Note 2 - Stock-Based Compensation" of our 2009 Annual Report on Form 10-K for a description of the assumptions used in the computation of our stock and option award fair values.

(2)	Payments for 2009 performance were made in February 2010 under our annual incentive compensation plan. No bonus was paid to a named executive officer except as part of a non-equity incentive plan.
(3)	See All Other Compensation table below for detail.
(4)	Base salary was increased to $485,000 effective January 1, 2010.
(5)	Base salary was $344,500 until May 2008 while serving as Vice President and CFO. Base salary was increased to $378,000 in May 2008 upon promotion to President and COO.
(6)
Base salary was $256,500 until December 2009 while serving as Vice President and Chief Accounting Officer.  Base salary was increased to $280,000 in December 2009 upon promotion to Vice President and CFO.

(7)
Base salary was $230,500 until May 2008 while serving as Vice President and Controller.  Base salary was increased to $256,500 in May 2008 upon appointment as Acting CFO and subsequently Vice President and Chief Accounting Officer.

(8)	Joined the Company in December 2008, ceased serving as Vice President and CFO in December 2009 and left the Company in January 2010.
(9)	Base salary was increased to $295,000 effective January 1, 2010.
(10)	Base salary was $238,600 until July 2008 while serving as Vice President - Operations of ATC Logistics. Base salary was increased to $270,000 in July 2008 upon promotion to President of ATC Logistics.
(11)	Joined the Company on July 2, 2007.
(12)	Base salary was increased to $264,000 effective January 1, 2010.
(13)	Base salary was increased to $215,500 effective January 1, 2010.

All Other Compensation Table

Named Executive Officer	Year	Company Matching Contribution 401(k) Plan ($)	Company Matching Contribution Deferred Comp Plan ($)	Car Allowance ($)	Financial Planning Allowance ($)	Life Insurance Premium Costs ($)	Relocation Costs ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)
Todd R. Peters	2009	$0	$0	$24,000	$13,500	$2,313	$0	$39,813
	2008	$0	$0	$9,600	$7,302	$2,108	$0	$19,011
	2007	$0	$0	$9,600	$5,954	$2,067	$0	$17,621
John M. Pinkerton	2009	$7,350	$13,363	$9,600	$5,130	$1,573	$0	$37,016
	2008	$6,900	$13,613	$9,600	$4,620	$1,412	$0	$36,145
	2007	$5,923	$12,023	$9,600	$4,394	$1,346	$0	$33,286
Ashoka Achuthan	2009	$3,150	$16,356	$9,600	$6,300	$1,446	$326,526	$363,378
	2008	$0	$303	$369	$242	$0	$0	$914
Antony Francis	2009	$7,014	$4,206	$9,600	$5,400	$1,652	$0	$27,872
	2008	$6,211	$3,762	$7,523	$2,077	$999	$323,347	$343,919
	2007	$542	$0	$2,769	$0	$160	$165,021	$168,492
Joseph Salamunovich	2009	$7,350	$0	$9,600	$5,120	$1,567	$0	$23,637
	2008	$6,900	$2,214	$9,600	$5,120	$1,567	$0	$25,401
	2007	$6,750	$0	$9,600	$3,292	$1,493	$0	$21,135
John J. Machota	2009	$6,539	$10,862	$9,600	$4,184	$1,281	$0	$32,466
	2008	$6,900	$11,164	$9,600	$4,184	$1,281	$0	$33,129
	2007	$5,379	$9,960	$9,600	$3,990	$1,222	$0	$30,151

We have written employment agreements with all of our NEOs which have a three-year term with unlimited automatic annual renewals.

Each agreement provides for a base salary, participation in our various incentive and benefit plans, and various perquisites, including an annual car allowance (for 2009: $24,000 for Mr. Peters and $9,600 for other executive officers), and an annual allowance (for 2009: 3% of base salary in the case of Mr. Peters and 2% of base salary in the case of other executive officers) for financial planning, club dues and similar matters.

Each agreement includes a noncompetition provision that runs for a specified period after the executive ceases to be employed by ATC Technology Corporation.  The period is 24 months in the case of Mr. Peters and 18 months in the case of the other executive officers.  Each agreement also contains a confidentiality provision and a provision that prohibits the executive officer from soliciting our employees for employment by other companies during a specified period after leaving the Company.

Each of the employment agreements provides for severance payments to the executive officer in certain circumstances.  See Potential Payments Upon Termination or Change-in-Control below.

We have never had to restate earnings.  However, none of the employment agreements currently provides for a “claw-back” of compensation paid in a period in the event that we subsequently are required to restate earnings for such period.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made in 2009 to the NEOs under our various incentive plans:

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Named Executive Officer	Grant Date		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Todd R. Peters	January 1, 2009	(1)	$202,500	$405,000	$810,000
	January 1, 2009	(2)	$364,500	$405,000	$607,500
	January 2, 2009								10,000	(3)	-		-	$153,800
	June 3, 2009								30,000	(4)	-		-	$450,300
	June 3, 2009								-		90,000	(4)	$15.01	$552,753
John M. Pinkerton	January 1, 2009	(1)	$63,000	$126,000	$252,000
	January 1, 2009	(2)	$79,609	$88,454	$132,681
	June 3, 2009								3,938	(4)	-		-	$59,109
	June 3, 2009								-		11,812	(4)	$15.01	$72,546
	December 14, 2009								7,500	(3)	-		-	$179,250
Ashoka Achuthan	January 1, 2009	(1)	$94,500	$189,000	$378,000
	January 1, 2009	(2)	$106,313	$118,125	$177,188
	June 3, 2009								8,750	(4)	-		-	$131,338
	June 3, 2009								-		26,250	(4)	$15.01	$161,220
F. Antony Francis	January 1, 2009	(1)	$81,000	$162,000	$324,000
	January 1, 2009	(2)	$91,125	$101,250	$151,875
	June 3, 2009								8,750	(4)	-		-	$131,338
	June 3, 2009								-		26,250	(4)	$15.01	$161,220
Joseph Salamunovich	January 1, 2009	(1)	$57,600	$115,200	$230,400
	January 1, 2009	(2)	$51,840	$57,600	$86,400
	June 3, 2009								3,938	(4)	-		-	$59,109
	June 3, 2009								-		11,812	(4)	$15.01	$72,546
John J. Machota	January 1, 2009	(1)	$47,070	$94,140	$188,280
	January 1, 2009	(2)	$42,336	$47,040	$70,560
	June 3, 2009								3,938	(4)	-		-	$59,109
	June 3, 2009								-		11,812	(4)	$15.01	$72,546
________________

(1)
Established under the annual Incentive Compensation Plan and payable if we achieve or exceed specified EPS and other financial targets for the year ended December 31, 2009 (provided that any award may be reduced by up to 20% if certain business objectives are not achieved).   The amounts shown in column (c) reflect the minimum payments under the Incentive Compensation Plan, which are 50% of the target amounts shown in column (d).  The amounts shown in column (e) are 200% of such target amounts.  These amounts are based on the individual's current salary, position and eligibility period.

(2)
Established under the Multi-year Performance Plan and payable if we achieve or exceed specified financial targets (CAGR - EBIT, ROIC) for the three-year period ending December 31, 2011.  The amounts shown in column (c) reflect the minimum payments under the Multi-year Performance Plan, which are 90% of the target amounts shown in column (d).  The amounts shown in column (e) are 150% of such target amounts.  These amounts are based on the individual's salary, position and eligibility period as of January 1, 2009 or hire date, whichever is later.

(3)	Awarded under the 2004 Stock Incentive Plan. No consideration was paid for the award.
(4)	Awarded under the 2006 Stock Incentive Plan. No consideration was paid for the award.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information as of December 31, 2009 regarding unexercised stock options, unvested restricted stock, and equity incentive plan awards for each NEO:

	Options Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Todd R. Peters							47,624	(1)	$1,135,832
	16,875	0			$24.6900	06/01/16
	10,392	5,196	(2)		$30.4400	06/05/17
	10,054	20,108	(3)		$22.0200	06/03/18
	0	90,000	(4)		$15.0100	06/03/19
John M. Pinkerton							18,902	(5)	$450,813
	8,437	0			$24.6900	06/01/16
	4,060	2,030	(2)		$30.4400	06/05/17
	3,066	6,130	(3)		$22.0200	06/03/18
	0	11,812	(4)		$15.0100	06/03/19
Ashoka Achuthan							22,083	(6)	$526,680
	10,000	20,000	(6)		$16.9800	01/13/10
	0	26,250	(6)		$15.0100	01/13/10
F. Antony Francis							13,326	(7)	$317,825
	6,000	3,000	(8)		$31.6500	09/25/17
	5,985	11,968	(3)		$22.0200	06/03/18
	0	26,250	(4)		$15.0100	06/03/19
Joseph Salamunovich							6,673	(9)	$159,151
	20,000	0			$22.9000	05/08/12
	10,000	0			$14.9000	05/12/14
	11,250	0			$15.8500	06/02/15
	8,437	0			$24.6900	06/01/16
	4,509	2,255	(2)		$30.4400	06/05/17
	3,405	6,808	(3)		$22.0200	06/03/18
	0	11,812	(4)		$15.0100	06/03/19
John J. Machota							6,174	(10)	$147,250
	20,000	0			$11.1250	05/10/10
	25,000	0			$22.9000	05/08/12
	10,000	0			$14.9000	05/12/14
	11,250	0			$15.8500	06/02/15
	8,437	0			$24.6900	06/01/16
	3,687	1,843	(2)		$30.4400	06/05/17
	2,782	5,563	(3)		$22.0200	06/03/18
	0	11,812	(4)		$15.0100	06/03/19
________________

(1)	3,334 vested in January 2010; 14,620 vest in June 2010; 6,666 vest in equal installments in January 2011 and January 2012; 13,004 vest in June 2011; 10,000 vest in June 2012.
(2)	Vest in June 2010.
(3)	Vest in equal installments in June 2010 and June 2011.
(4)	Vest in equal installments in June 2010, June 2011 and June 2012.
(5)	2,861 vest in June 2010; 5,000 vest in December 2010; 2,228 vest in June 2011; 5,000 vest in December 2011; 1,313 vest in June 2012; 2,500 vest in December 2012.
(6)	Forfeited upon departure from Company in January 2010.
(7)	4,705 vest in June 2010; 1,000 vest in September 2010; 4,704 vest in June 2011; 2,917 vest in June 2012.
(8)	Vest in September 2010.
(9)	3,031 vest in June 2010; 2,329 vest in June 2011; 1,313 vest in June 2012.
(10)	2,717 vest in June 2010; 2,144 vest in June 2011; 1,313 vest in June 2012.

Option Exercise and Stock Vesting Table

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock in 2009 for the NEOs:

	Option Awards		Restricted Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Todd R. Peters	0	$0	6,495	$98,183
John M. Pinkerton	2,667	$20,388	4,985	$96,458
Ashoka Achuthan	0	$0	6,667	$156,941
F. Antony Francis	0	$0	2,788	$46,668
Joseph Salamunovich	0	$0	2,657	$40,205
John J. Machota	0	$0	2,343	$35,463

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding the NEOs’ participation in our deferred compensation plan during 2009:

Named Executive Officer	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Todd R. Peters	$0	$0	$0	$0	$0
John M. Pinkerton	$26,727	$13,363	$2,014	$19,793	$108,975
Ashoka Achuthan	$65,423	$16,356	$36,660	$0	$178,124
F. Antony Francis	$31,831	$4,206	$15,259	$0	$60,187
Joseph Salamunovich	$0	$0	$451	$0	$2,149
John J. Machota	$21,725	$10,862	$27,759	$0	$143,363
________________

(1)	All of these amounts are reported as 2009 compensation in the Summary Compensation Table.
(2)	All of these amounts are reported as "All Other Compensation" in the Summary Compensation Table.
(3)	In 2009, the Company provided a matching contribution of $0.50 on the first 10% of base salary deferred.
(4)	None of these amounts are reported as 2009 compensation in the Summary Compensation Table.

Our nonqualified deferred compensation plan, which is designed to comply with the requirements of Section 409A of the Internal Revenue Code, enables our executive officers, other selected U.S.-based employees, and directors to defer a portion of the cash compensation payable to them.  Employees may defer up to 75% of base salary and up to 100% of annual incentive bonus and/or commission awards, and directors may defer up to 100% of annual retainer.  The plan provides for a Company contribution of 50 cents for each dollar of the first 10% of base salary deferred by an employee.  Plan participants elect to invest contributions in assorted mutual funds available under the plan.  Distributions from the plan can be made in a lump sum payment or in annual payments over a period not to exceed 15 years.  “In-service” distributions (i.e., distributions made while the participant is still employed by us) may not be made prior to two years after the establishment of the in-service account in question.

“Post-separation” distributions (i.e., distributions made after the participant ceases to be employed by us) may not be made until six months after the separation.  A participant may also receive a one-time distribution of some or all of such participant’s deferred account in the event of financial hardship caused by certain “unforeseen emergencies” (as defined in the plan).

The following table shows the funds available under the deferred compensation plan and their annual rate of return for the year ended December 31, 2009, as reported by the administrator of the plan:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Century Equity Income A Fund	11.95%	Principal Investors Money Market R5 Fund	0.14%
American Funds EuroPacific Growth R3 Fund	38.71%	Goldman Sachs MidCap Value I R5 Fund	33.53%
American Funds Growth Fund of America R3 Fund	34.12%	Principal Real Estate Investors Real Estate Securities R5 Fund	27.46%
Calvert Social Investment Bond A Fund	10.86%	Principal Global Investors SmallCap Blend R5 Fund	21.79%
Lord Abbett Fundamental Equity P Fund	25.73%	Principal Global Investors SmallCap Value R5 Fund	11.13%
Principal Global Investors International Growth R5 Fund	22.77%	Russell LifePoints® Balanced Strategy E Fund	26.58%
Columbus Circle Investors LargeCap Growth R5 Fund	26.86%	Russell LifePoints® Equity Growth Strategy E Fund	30.78%
Principal Global Investors MidCap Blend R5 Fund	32.73%

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements with our NEOs provides that we will make severance payments and provide severance benefits to the executive if his or her employment with us terminates under certain circumstances.  For purposes of the following discussion, the “termination date” means the date the executive ceases to be our employee, whether due to nonrenewal of the employment agreement, termination by us, or the executive’s resignation, death or disability.

As previously communicated in our 2009 proxy report, Mr. Peters received a new agreement in connection with his promotion to CEO that runs for three years with automatic annual renewals thereafter.  Mr. Peters’ agreement provides that if he is terminated without cause (which includes a resignation for good reason or our nonrenewal of the agreement), he would receive severance equal to 24 months of base salary and 2.0 times his target bonus under our annual IC Plan for the year in which the termination occurs.  If the termination occurs within 18 months after a change in control, then the severance would also include a prorated portion of the cash bonus that would be payable under our annual IC Plan and our MPP.  The agreement contains a “modified” tax “gross-up” provision to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if the aggregate of all parachute payments exceeds 320% of the “base amount” (as defined in Internal Revenue Code Section 280G).  Mr. Peters would continue to be covered under our medical plan for a period of two years following the termination date.

Severance is payable to any executive officer other than Mr. Peters if the officer is terminated without cause (which includes a resignation for good reason or our nonrenewal of the officer’s agreement).  Severance would equal 12 months of base salary plus 1.0 times the target bonus under our annual IC Plan for the year in which the termination date occurs.  If the termination date occurs within 18 months after a change in control, the executive officer would instead receive severance equal to 18 months of base salary, 1.5 times the target bonus under our annual IC Plan, and a prorated portion of any cash bonuses under our annual IC Plan and our MPP.  The executive officer would continue to be covered under our medical plan during the severance period.

Severance payments to an executive officer would ordinarily be made over the severance period unless the termination date occurs within 18 months after a change in control, in which case the severance would generally be made in a single payment within ten days after the termination date.

If the employment of an executive officer terminates, all of his or her unvested stock options and shares of restricted stock would terminate on the termination date, unless either (i) a change in control has occurred within 18 months prior to the termination date or (ii) termination is due to the executive’s death or permanent disability, in which case all such unvested options and restricted stock would vest on the termination date.  Generally an executive will have 30 days after his or her termination date in which to exercise any stock options that vested on or before the executive’s termination date, except in the case of (x) termination without cause within 18 months after a change in control, or upon death or disability, in which case the executive (or his or her estate) would have one year from the termination date in which to exercise such vested options, or (y) retirement, in which case the executive (or his or her estate) would have the balance of the ten-year option term in which to exercise such vested options.

None of the executive employment agreements provides for any payments or benefits upon a change in control unless the executive’s employment terminates at the time of the change in control.

None of the executive employment agreements, other than Mr. Peters’ agreement, provide for a tax “gross-up” to offset the “parachute” excise tax under Internal Revenue Code Section 4999.

It is a condition to receiving severance payments and benefits that the executive officer release us from all legal claims of any nature that he or she has or may have as of the termination date.

“Change in control” (CIC) occurs if (i) a reorganization, merger or consolidation of ATC Technology Corporation or sale of all or substantially all of our assets occurs unless after such transaction at least 85% of the total voting power of the entity surviving or resulting from such transaction is beneficially owned by persons who prior to the transaction beneficially owned 100% of the total voting power of ATC Technology Corporation, (ii) any stockholder (or group of stockholders) becomes the beneficial owner of more than 35% of the total voting power of ATC Technology Corporation, or (iii) during any 12-month period individuals who at the beginning of such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors.

“Good reason” means (i) a material diminution in the executive officer’s compensation, authority or responsibilities that is not justified by the executive’s performance, or (ii) our material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from the executive officer.

The following tables show the payments and benefits that the NEOs could receive in the event of certain termination events, based on their employment agreements as in effect on December 31, 2009:

Executive: Todd R. Peters

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$1,710,000	$2,457,747	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$832,398	$832,398	$832,398
Restricted Stock(3)	-	-	-	$1,135,832	$1,135,832	$1,135,832
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$16,455	$16,455	-	-
Life Insurance Proceeds(5)	-	-	-	-	$1,350,000	-
Vested Portion of Company Match of Deferred Comp.	-	-	-	-	-	-
Accrued Vacation Pay	$17,308	$17,308	$17,308	$17,308	$17,308	$17,308
Outplacement Assistance	-	-	$31,500	$31,500	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$17,308	$17,308	$1,775,263	$4,491,240	$3,335,538	$1,985,538
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Executive: John Pinkerton

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$448,000	$869,743	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$115,636	$115,636	$115,636
Restricted Stock(3)	-	-	-	$450,813	$450,813	$450,813
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,228	$12,342	-	-
Life Insurance Proceeds(5)	-	-	-	-	$840,000	-
Vested Portion of Company Match of Deferred Comp.	$56,770	$56,770	$56,770	$56,770	$56,770	$56,770
Accrued Vacation Pay	$4,876	$4,876	$4,876	$4,876	$4,876	$4,876
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$61,646	$61,646	$542,874	$1,535,180	$1,468,095	$628,095
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Executive: Ashoka Achuthan

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$756,000	$1,293,341	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$369,450	$369,450	$369,450
Restricted Stock(3)	-	-	-	$526,680	$526,680	$526,680
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$12,342	$16,456	-	-
Life Insurance Proceeds(5)	-	-	-	-	$945,000	-
Vested Portion of Company Match of Deferred Comp.	$4,007	$4,007	$4,007	$4,007	$4,007	$4,007
Accrued Vacation Pay	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$4,007	$4,007	$797,349	$2,234,933	$1,845,137	$900,137
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Executive: Antony Francis

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$432,000	$907,645	-	-
Short-term Incentive
Earned Annual Incentive Award	$167,773	$167,773	$167,773	-	$167,773	$167,773
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$253,951	$253,951	$253,951
Restricted Stock(3)	-	-	-	$317,825	$317,825	$317,825
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$6,092	$9,139	-	-
Life Insurance Proceeds(5)	-	-	-	-	$810,000	-
Vested Portion of Company Match of Deferred Comp.	$3,478	$3,478	$3,478	$3,478	$3,478	$3,478
Accrued Vacation Pay	$9,346	$9,346	$9,346	$9,346	$9,346	$9,346
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$180,597	$180,597	$643,689	$1,526,383	$1,562,373	$752,373
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Executive: Joseph Salamunovich

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$371,425	$729,600	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$116,877	$116,877	$116,877
Restricted Stock(3)	-	-	-	$159,151	$159,151	$159,151
Benefits and Perquisites:
Medical Plan Coverage(4)	-	-	$8,228	$12,342	-	-
Life Insurance Proceeds(5)	-	-	-	-	$768,000	-
Vested Portion of Company Match of Deferred Comp.	$2,149	$2,149	$2,149	$2,149	$2,149	$2,149
Accrued Vacation Pay	-	-	-	-	-	-
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$2,149	$2,149	$406,802	$1,045,118	$1,046,177	$278,177
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Executive: John Machota

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Involuntary Termination Without Cause(1)	Involuntary Termination Without Cause Within 18 Months after CIC(1)	Death	Disability
Compensation:
Severance Allowance	-	-	$303,340	$596,220	-	-
Short-term Incentive
Earned Annual Incentive Award	-	-	-	-	-	-
Long-term Incentives
3-year Incentive Award	-	-	-	-	-	-
Stock Options(2)	-	-	-	$114,598	$114,598	$114,598
Restricted Stock(3)	-	-	-	$147,250	$147,250	$147,250
Benefits and Perquisites:
Medical Plan Coverage (4)	-	-	$6,092	$9,139	-	-
Life Insurance Proceeds (5)	-	-	-	-	$628,000	-
Vested Portion of Company Match of Deferred Comp.	$49,272	$49,272	$49,272	$49,272	$49,272	$49,272
Accrued Vacation Pay	$5,632	$5,632	$5,632	$5,632	$5,632	$5,632
Outplacement Assistance	-	-	$25,000	$25,000	-	-
280G Tax Gross Up	-	-	-	-	-	-
Total:	$54,905	$54,905	$389,337	$947,112	$944,753	$316,753
________________

(1)	Includes nonrenewal of agreement and resignation for good reason.
(2)	Unvested options that accelerate upon the terminating event multiplied by (i) our closing stock price on December 31, 2009 minus (ii) the exercise price of such options.
(3)	Unvested shares that accelerate upon the terminating event multiplied by our closing stock price on December 31, 2009.
(4)	Estimated employer subsidy.
(5)	Company-provided life insurance coverage.

Compensation of Directors

The following table sets forth the compensation for 2009 for those persons who served as members of our Board of Directors during 2009:

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert L. Evans	$50,000	$30,020	$40,606	$0	$0	$0	$120,626
Curtland E. Fields	$50,000	$30,020	$40,606	$0	$0	$0	$120,626
Michael J. Hartnett	$50,000	$30,020	$40,606	$0	$0	$0	$120,626
Michael D. Jordan	$50,000	$30,020	$40,606	$0	$0	$0	$120,626
S. Lawrence Prendergast	$50,000	$30,020	$40,606	$0	$0	$0	$120,626
Edward Stewart	$85,000 (4)	$30,020	$40,606	$0	$0	$0	$155,626
________________

(1)
See Item 8. "Consolidated Financial Statements and Supplementary Data - Note 2 - Stock-Based Compensation" of our 2009 Annual Report on Form 10-K for a description of the assumptions used in the computation of our stock and option award fair values.

(2)	2,000 shares of restricted stock granted on June 3, 2009 at market price on grant date of $15.01.
(3)	6,000 options to purchase common stock granted on June 3, 2009 at market price on grant date of $15.01.
(4)	Mr. Stewart was elected non-executive Chairperson on June 3, 2009 and his annual cash retainer was increased to $110,000.

We pay our outside directors an annual fee of $50,000 for serving on the Board and we reimburse them for their expenses in connection with attending Board and committee meetings.  Mr. Stewart receives a supplemental annual fee of $60,000 for serving as Chairman of the Board.  During 2009, directors did not receive any compensation for serving on the Audit or Compensation and Nominating Committee or a committee chairman.  In addition to the annual fee, each outside director receives an annual grant of restricted stock and options to purchase our common stock.  For 2009 the grant was 2,000 shares of restricted stock and 6,000 stock options.  Each director’s restricted stock (for which no consideration was paid) vests in one-third increments on the first, second and third anniversaries of the date of grant.  The exercise price for the 2009 options is $15.01 (the closing price of our common stock on Nasdaq on the date the options were granted), the options vest in one-third increments on the first, second and third anniversaries of the date of grant, and they expire in 2019.

Beginning January 1, 2010, the chairmen of the Audit and Compensation and Nominating Committees will each receive a supplemental annual fee of $10,000.

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee of our Board of Directors is composed of Robert L. Evans, Curtland E. Fields (Chairman) and Michael D. Jordan, none of whom are or have ever been an officer or employee of ATC Technology Corporation or its subsidiaries and each of whom is, and at all times during 2009 was, independent as defined in the Nasdaq listing standards and the regulations of the Securities and Exchange Commission.  During 2009 none of our executive officers served on the board of directors or compensation committee of any entity with which any of Messrs. Evans, Fields or Jordan or any other member of our Board of Directors had any affiliation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Ownership Table

The following table sets forth the beneficial ownership of our common stock (the only class of our issued and outstanding voting securities), as of April 2, 2010 (unless otherwise indicated), by each person who was known to us at that time to beneficially own more than 5% of our outstanding common stock, our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2009, each of our directors, and our executive officers and directors as a group:

Beneficial Owner(1)	Number of Shares(2)(3)	Percentage
BlackRock, Inc.(4)	2,011,388	10.0%
Royce & Associates, LLC(5)	1,533,074	7.6%
First Manhattan Co.(6)	1,134,589	5.6%
The Vanguard Group, Inc.(7)	1,114,920	5.6%
Wells Fargo & Company(8)	1,057,051	5.3%
Todd R. Peters	119,443	*
John M. Pinkerton	39,451	*
Ashoka Achuthan(9)	0	*
F. Antony Francis	25,311	*
John Machota	73,645	*
Joseph Salamunovich	66,655	*
Robert L. Evans	48,000	*
Curtland E. Fields	48,000	*
Dr. Michael J. Hartnett	143,000	*
Michael D. Jordan	48,000	*
S. Lawrence Prendergast	49,000	*
Edward Stewart	77,500	*
All officers and directors as a group (13 persons)	809,418	3.9%
_______________________
*   Less than 1%.

(1)
Unless otherwise noted (i) each beneficial owner has sole voting and investment power with respect to the shares listed, and (ii)  the address of each beneficial owner is 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.

(2)
The shares of common stock underlying options granted under our stock incentive plans that can be exercised as of April 2, 2010 or within 60 days thereafter (such options being referred to as “exercisable”) are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Total number of shares for officers and directors includes shares owned, restricted stock holdings and/or exercisable options. See the Management Table below for a breakdown.
(4)	Based on a Schedule 13G/A filed on April 9, 2010. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.
(5)	Based on a Schedule 13G filed on January 22, 2010. Royce & Associates’ address is 745 Fifth Avenue, New York, New York 10151.
(6)
Based on a Schedule 13G/A filed on February 16, 2010.  First Manhattan Co. has sole voting power with respect to 345,800 shares, shared voting power with respect to 742,754 shares, sole investment power with respect to 345,800 shares, and shared investment power with respect to 788,789 shares.  First Manhattan Co.’s address is 437 Madison Avenue, New York, New York 10022.

(7)
Based on a Schedule 13G filed on February 5, 2010.  The Vanguard Group, Inc. has sole voting power with respect to 24,223 shares, shared voting power with respect to 0 shares, sole investment power with respect to 1,090,697 shares, and shared investment power with respect to 24,223 shares.  The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)
Based on a Schedule 13G/A filed on January 21, 2010.  Wells Fargo & Company has sole voting power with respect to 896,813 shares, shared voting power with respect to 5,600 shares, sole investment power with respect to 878,530 shares, and shared investment power with respect to 49,274 shares.  Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94104.

(9)	Mr. Achuthan ceased to be an officer on December 14, 2009. His address is 430 West Roslyn Place, Chicago, Illinois 60614.

Management Table

The following table sets forth the shares owned, restricted stock holdings and exercisable and unexercisable options for each of the officers and directors included in the Ownership Table above:

Name	Shares Owned		Restricted Stock	Exercisable Options(1)	Total Beneficially Owned(2)	Unexercisable Options(1)
Todd R. Peters	37,832	(3)	44,290	37,321	119,443	115,304
John M. Pinkerton	4,986	(4)	18,902	15,563	39,451	19,972
Ashoka Achuthan	0		--	--	0	--
F. Antony Francis	0		13,326	11,985	25,311	41,218
John Machota	6,315		6,174	61,156	73,645	19,218
Joseph Salamunovich	2,381		6,673	57,601	66,655	20,875
Robert L. Evans	6,000		4,000	38,000	48,000	12,000
Curtland E. Fields	6,000		4,000	38,000	48,000	12,000
Michael J. Hartnett	6,000		4,000	133,000	143,000	12,000
Michael D. Jordan	6,000		4,000	38,000	48,000	12,000
S. Lawrence Prendergast	7,000		4,000	38,000	49,000	12,000
Edward Stewart	35,500		4,000	38,000	77,500	12,000
All directors and officers as a group (13 persons)	122,335	(5)	119,478	567,605	809,418	307,604
_______________________

(1)	Options are exercisable if they can be exercised as of April 2, 2010 or within 60 days thereafter.
(2)	Consists of Shares Owned, Restricted Stock and Exercisable Options.
(3)	32,832 shares are pledged as security for a personal loan from the Northern Trust.
(4)	3,971 shares are held in a margin account.
(5)	30,210 shares are pledged as security for a personal loan or held in a margin account. See Notes 2 and 3.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,769,724	$21.60	1,071,509
Equity compensation plans not approved by security holders	—	—	—
Total	1,769,724		1,071,509

CERTAIN TRANSACTIONS

Since the beginning of 2009, we have not engaged in, nor is there any current proposal that we engage in, any transaction or series of related transactions with any of our directors, executive officers, anyone known by us to own (of record or beneficially) more than 5% of our outstanding common stock, or any member of the immediate family of any of the foregoing (i.e., a “related party”).

The Audit Committee of our Board of Directors is responsible for reviewing and approving all transactions where a related party has a direct or indirect interest and the aggregate amount of the transaction is $100,000 or more.  The Audit Committee has a written policy regarding related party transactions, pursuant to which the Committee takes into account all relevant factors that it deems appropriate before approving a related party transaction.  These factors include whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.  In determining whether to approve a related party transaction, the Audit Committee also considers whether the particular relationship serves the best interest of the Company and its stockholders.  The Audit Committee has reviewed and pre-approved the entry into certain types of related party transactions including the employment of executive officers and director compensation.

The Audit Committee’s responsibility for related party transactions is set forth in the Committee’s written charter (which is available on our website at www.goATC.com).

AUDIT MATTERS

Fees Paid to Independent Auditor

Set forth below are the fees and expenses for Ernst & Young for each of the last two years for the following services provided to us:

	2009	2008
Audit Fees	$961,000	$1,033,000
Audit-Related Fees(1)	149,000	240,000
Tax Fees(2)	153,000	65,000
All Other Fees	—	—
Total Fees	$1,263,000	$1,338,000
_______________________

(1)
Consists of fees and expenses for services relating to Statement of Auditing Standards No. 70 reviews ($149,000 for 2009 and $141,000 for 2008) and fees related to certain due diligence services ($99,000 for 2008).

(2)
Consists of fees and expenses for assistance with state, federal and foreign tax returns ($121,000 for 2009 and $65,000 for 2008) and fees for advisory services regarding regulatory compliance ($32,000 for 2009).

Audit Committee Policies

The Audit Committee of our Board of Directors pre-approves each non-audit engagement or service with or by our independent auditor.  Prior to pre-approving any such non-audit engagement or service, it is the Committee's practice to first receive information regarding the engagement or service that (i) is detailed as to the specific engagement or service, and (ii) enables the Audit Committee to make a well-reasoned assessment of the impact of the engagement or service on the auditor’s independence.  In addition, the Chairman of the Audit Committee is authorized to pre-approve any non-audit service between regularly scheduled meetings of the Audit Committee, provided that the fees for such service do not exceed $50,000, and the Chairman’s approvals are reported to the full Audit Committee at the next Audit Committee meeting.  The Audit Committee or the Audit Committee Chairman pre-approved all non-audit engagements with, and services provided by, our independent auditor during 2009 and 2008.

Audit Committee Report

The Audit Committee reviews the financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process.  The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify to the activities of management and the independent auditor, nor can the Audit Committee certify that the independent audit firm is "independent" under applicable rules.  The independent auditor of ATC Technology Corporation is responsible for auditing our financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2009.  The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and discussed with the auditor its independence from ATC Technology Corporation and its management.  The Audit Committee has also considered whether the independent auditor’s provision of non-audit services is compatible with the auditor’s independence and has concluded that the independent auditor is independent from ATC Technology Corporation and its management.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009.

  The Audit Committee
     Dr. Michael J. Hartnett
     S. Lawrence Prendergast, Chairman
     Edward Stewart

ANNUAL REPORT ON FORM 10-K

Any stockholder who has not received a copy of the Annual Report may obtain one without charge by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  The Annual Report is also available on our website at www.goATC.com.  We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

STOCKHOLDER COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with one or more of our directors may do so by sending a letter addressed to the director or directors care of the Secretary, ATC Technology Corporation, 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  At the direction of the Board, mail will be opened and screened for security purposes.  All mail, other than items deemed obscene, will be forwarded to the appropriate director or directors.  Mail addressed to the directors generally or to the entire Board will be forwarded to the Chairman of the Board.  Any mail regarding our financial statements, financial records, accounting practices or internal controls or alleging any violation of our code of ethics will be forwarded to the Audit Committee to be handled in accordance with the Committee’s established procedures.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s “householding” rules that permit us to deliver a single Notice of Internet Availability or one set of proxy materials to stockholders who share an address, unless otherwise requested.  If you share an address with another stockholder and have received only one Notice of Internet Availability or one set of proxy materials, you may request a separate copy of the Notice of Internet Availability or proxy materials at no cost to you by contacting us at (630) 271-8100, or by writing to us at 1400 Opus Place, Suite 600, Downers Grove, Illinois 60515.  For future annual meetings, you may request a separate Notice of Internet Availability or separate proxy materials for each stockholder within your household, or, in the alternative, request that we send only one Notice of Internet Availability or one set of proxy materials to you if you are receiving multiple copies, by calling or writing to ATC Technology Corporation at the phone number and address given above.

STOCKHOLDER PROPOSALS
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us on or before December 29, 2010 to be considered for inclusion in the proxy statement for our 2011 annual meeting of stockholders, which is expected to be held on or about June 10, 2011.  Generally, a stockholder is eligible to present proposals under Rule 14a-8 if he or she has been for at least one year the record or beneficial owner of at least $2,000 in market value or 1% of securities entitled to be voted at the 2011 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

If we receive notice after March 14, 2011 of a stockholder’s intent to present a proposal at the 2011 annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal at the meeting.

       By Order of the Board of Directors,

       Joseph Salamunovich
       Secretary

April 28, 2010

APPENDIX A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M23852-P90709

ATC Technology Corporation

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
ATC TECHNOLOGY CORPORATION
For Annual Meeting of Stockholders June 10, 2010

The undersigned stockholder(s) of ATC Technology Corporation (the "Company") acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April 28, 2010, and the undersigned hereby revoke(s) all prior proxies and hereby constitute(s) and appoint(s) Todd R. Peters, John M. Pinkerton and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all of the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Eastern Time, on June 10, 2010, at the Sofitel New York, 45 West 44th Street, New York, New York 10036, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the undersigned stockholder(s). If no such direction is made, this proxy will be voted for the election of the nominees listed on the reverse side FOR the Board of Directors and FOR each proposal.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

A-1

ATC Technology Corporation

ATC TECHNOLOGY CORPORATION
1400 OPUS PLACE, SUITE 600
DOWNERS GROVE, IL 60515
ATTN: PATTI STEBEN

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ATC Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23651-P90709 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ATC TECHNOLOGY CORPORATION

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of such nominee(s) on the line below.

____

Nominees:

01) Robert L. Evans
02) Curtland E. Fields
03) Dr. Michael J. Hartnett
04) Michael D. Jordan
05) Todd R. Peters
06) S. Lawrence Prendergast
07) Edward Stewart

The Board of Directors recommends that you vote FOR the following proposal:

NOTE: The shares represented by this proxy, when it is properly executed, will be voted in the manner as directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in the discretion of the proxies with respect to such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

A-2